Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of July 15, 2009, is by and among Basin Water, Inc., a Delaware corporation (“Basin Water”), Basin Water-MPT, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Basin Water (together with Basin Water, collectively “Sellers”), and Amplio Filtration Holdings, Inc., a Delaware corporation (“Buyer”).

RECITALS

A. Sellers are engaged in the business of designing, building and implementing systems for the treatment of contaminated groundwater, municipal and industrial wastewater, industrial process water and air streams from municipal and industrial sources (as currently conducted by Sellers, the “Business”).

B. Sellers desire to sell to Buyer (or one or more Affiliates of Buyer designated by Buyer), and Buyer (directly or through one or more Affiliates of Buyer designated by Buyer) desires to acquire from Sellers, the Acquired Assets, and Buyer (directly or through its designated Affiliate(s)) is willing to assume the Assumed Obligations, all upon the terms and subject to the conditions of this Agreement.

C. Buyer and Sellers desire that the Acquired Assets be sold pursuant to the terms of this Agreement and an order entered by the Bankruptcy Court approving such sale under Section 363 of Title 11 of the United States Code (the “Bankruptcy Code”), as provided in a sale order substantially in the form set forth on Exhibit A (the “Sale Order”), and the assumption and assignment of the Assumed Executory Contracts under Section 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual representations, warranties, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Sellers agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Definitions. Any capitalized term used but not otherwise defined in this Agreement has the meaning ascribed to such term in Appendix A to this Agreement.

1.02 Interpretation. The definitions set forth or referred to in Appendix A shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits, Appendices, and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits, Appendices, and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision).

Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. The Exhibits, Appendices, and Schedules hereto are hereby incorporated by reference into, and shall be deemed a part of, this Agreement; provided, however, that no Exhibit consisting of a form of agreement or instrument shall be deemed to become effective until executed and delivered by the appropriate parties.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.01 Acquired Assets.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, convey, assign, transfer and deliver to Buyer (or one or more Affiliates of Buyer designated by Buyer) and its successors and assigns, free and clear of all Liens and Claims to the fullest extent permitted by Sections 363 and 365 of the Bankruptcy Code (except for the Assumed Obligations and Permitted Liens), and Buyer (directly or through one or more Affiliates of Buyer designated by Buyer) shall purchase, acquire and take assignment and delivery of all of Sellers’ right, title and interest, as of the Effective Time, in the properties, assets, rights, titles and interests of every kind and nature, owned, licensed or leased by Sellers, as the same shall exist at the Effective Time, whether tangible or intangible, real or personal and wherever located and by whomever possessed, related to the operations or conduct of the Business (collectively the “Acquired Assets”, but exclusive, in all cases, of the Excluded Assets). Except as provided in the representations and warranties of Sellers in this Agreement (none of which representations and warranties will survive the Closing), the Acquired Assets are being purchased hereunder on an “as is” and “where is” basis and with all faults. Notwithstanding anything to the contrary in any other provision of this Agreement or any document or instrument executed pursuant hereto but without limiting the covenants of the Parties hereunder, to the extent that any of the Acquired Assets are leased, licensed or otherwise held by Sellers pursuant to an agreement with a Third Party, Buyer (directly or through its designated Affiliate(s)) shall only acquire the right to use and possession, as applicable, of such Acquired Assets if the corresponding lease, license or other agreement is assigned to and assumed by Buyer (or its designated Affiliate(s)) pursuant to the Sale Order at the Closing. The Acquired Assets shall include, without limitation, all of the following assets:

(i) Receivables. All accounts receivable, payment intangibles, general intangibles, chattel paper, letters of credit, notes receivable, checks, and similar instruments, including but not limited to those set forth on Exhibit 2.01(a)(i) and all unbilled Receivables greater than zero (the “Receivables”);

(ii) Inventory. All inventory of Seller Products and their components, wherever located and whether held by Sellers, their Affiliates or Third Parties, including all raw materials, work in process, samples, packaging, supplies, service parts, purchased parts and goods, including but not limited to the inventory set forth on Exhibit 2.01(a)(ii) (collectively, the “Inventory”) (other than Inventory required by Sellers to maintain and service any Excluded Assets and set forth on Exhibit D hereto), any and all rights to market and sell all such Inventory and all warehouse receipts, bills of lading and similar documents;

(iii) Machinery and Equipment. All machinery and equipment (including manufacturing assembly and test equipment and water filtration or treatment units), fixed assets, tools (including lab tools), spare and replacement parts, maintenance equipment, materials, networks, computers, printers, servers, or other equipment, wherever located and whether held by Sellers, their Affiliates or Third Parties, including but not limited to those set forth on Exhibit 2.01(a)(iii), except as set forth in Section 2.02(m) (the “Machinery and Equipment”);

(iv) Personal Property. All office furnishings and furniture, display racks, shelves, decorations, fixtures, supplies and other tangible personal property, including but not limited to the items set forth on Exhibit 2.01(a)(iv) (the “Personal Property”);

(v) Seller Intellectual Property Assets. Subject to Section 2.05, all Seller Intellectual Property Assets, including but not limited to the items set forth on Exhibit 2.01(a)(v);

(vi) Deposits and Advances. All performance and other bonds, letters of credit, security and other deposits, advances, advance payments, prepaid credits and deferred charges in respect of any Acquired Assets, including but not limited to the items set forth on Exhibit 2.01(a)(vi) (the “Deposits and Advances”);

(vii) Assumed Executory Contracts. All rights and claims in, to and under the Contracts to which any Seller is a party or may be bound or receive benefits or by which the Acquired Assets or the Assumed Obligations may be affected as set forth on Exhibit B, including any offsetting claims and rights of recoupment in favor of Sellers (collectively, as may be revised pursuant to the terms of this Agreement, the “Assumed Executory Contracts”); provided, however, that such Exhibit may be revised in accordance with Section 2.01(b);

(viii) Books and Records. All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents, records and documentation thereof related to any of the Acquired Assets or the Assumed Obligations, or used in the conduct of the Business, in whatever medium, including paper, electronic and otherwise, whether held by Sellers or by any Third Party unless transfer of such records is prohibited by Law (the “Books and Records”);

(ix) Governmental Approvals. All Governmental Approvals (and pending applications therefor) in each case to the extent assignable based on the commercially reasonable efforts of Sellers and other than exclusively related to any Excluded Assets;

(x) Claims. All commercial torts and other claims, choses-in-action, rights in action, rights to tender claims or demands to Sellers’ insurance companies, rights to any insurance proceeds, rights under any policy of insurance or tail under which any Seller is the insured, rights to any Damages, and other similar claims, in each case arising from or relating to the Acquired Assets or the Assumed Obligations, other than any and all claims and causes of action under Chapter 5 of the Bankruptcy Code (collectively, the “Chapter 5 Claims”), including any attorney-client privileges related thereto and expressly excluding (A) claims related to Sellers’ D&O insurance policies and (B) claims solely related to the Excluded Assets, and in each case the proceeds therefrom (collectively, the “Seller Claims”);

(xi) Goodwill. All goodwill generated by or associated with the Business; and

(xii) Other Assets. All other assets, properties, rights and claims related to the operations or conduct of the Business or which arise in or from the conduct thereof, including any attorney client privileges related thereto, but not any attorney client privileges related to the Excluded Assets.

(b) Notwithstanding anything to the contrary in this Agreement, Sellers shall not reject (or make any motion to reject) any Assumed Executory Contract; Sellers shall not reject (or make any motion to reject) any Contract set forth on Exhibit C prior to the Closing or such earlier date as set forth on Exhibit C (collectively, the “Potential Assumed Executory Contracts”) unless expressly agreed to by Buyer in writing, Buyer shall have the right, in its sole discretion, to exclude any asset of Sellers from, or include any asset of Sellers in, the Acquired Assets (including the right, in Buyer’s sole discretion, to exclude any Contract from, or include any Contract in, the definition of Assumed Executory Contract) by providing written notice to Sellers prior to the Closing. Notwithstanding the foregoing sentence, Buyer may only revise Exhibit B to (A) add any Contract to such Exhibit after the filing of such Exhibit pursuant to Section 5.04(c) so long as the counterparty to such Contract has either waived the right to notice and the opportunity to object to the assignment of such Contract or been given a reasonable opportunity to object as may be required by Law or pursuant to an applicable Order of the Bankruptcy Court and, notwithstanding any objections made by the counterparty, the Bankruptcy Court approves the assumption of such Contract by Buyer (or its designated Affiliate(s)); provided, however, that the addition of any such Contract following the Auction will not reduce the Cash Purchase Price, or (B) remove any Assumed Executory Contract if (x) the Final Cure Cost associated with such Assumed Executory Contract exceeds an amount equal to the lesser of ten percent (10%) of the Estimated Cure Cost associated with such Assumed Executory Contract or ten thousand dollars ($10,000), or (y) a breach of such Contract by Sellers has triggered non-monetary obligations of Sellers or any rights or defenses of the counterparty to such Contract that Buyer deems materially disadvantageous to Buyer and which obligations, rights or defenses are not disclosed with particularity on the Seller Disclosure Schedule.

(c) For purposes of this Agreement, with respect to any Assumed Executory Contract or Potential Assumed Executory Contract, “Estimated Cure Cost” means Sellers’ estimate, as of the date of this Agreement, of the respective costs of cure required to be satisfied in order for Sellers to assume and assign such Assumed Executory Contract and Potential Assumed Executory Contract as set forth on Section 3.14 of the Seller Disclosure Schedule.

2.02 Excluded Assets. Notwithstanding anything to the contrary in Section 2.01, the following assets of Sellers shall be retained by Sellers and are not being sold or assigned to Buyer (or its designated Affiliate(s)) hereunder (collectively, the “Excluded Assets”).

(a) Cash and Cash Equivalents. All cash and cash equivalents (including marketable securities and short-term investments);

(b) Certain Claims. Any Chapter 5 Claims and any Seller Claims that relate exclusively to an Excluded Asset;

(c) Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Sellers;

(d) Employee Benefit Contracts. Seller Employee Benefit Plans and contracts of insurance for employee group medical, dental and life insurance plans;

(e) Records. All personnel records and other Books and Records, including Tax Returns, that Sellers are required by applicable Law to retain in their possession;

(f) Deposits and Unbilled Receivables. Any Deposits and Advances solely related to any of the Excluded Assets or Excluded Liabilities and all unbilled Receivables with a balance of zero or less;

(g) Insurance Policies. All insurance policies and rights thereunder except to the extent specified in Section 2.01(a)(x);

(h) Contracts. Any Contracts which are not Assumed Executory Contracts as of the Effective Time;

(i) Taxes. All claims for refund of Taxes and other amounts collected by any Governmental Authority to the extent such Taxes and other amounts were paid by Sellers, and all rights to Tax loss carryforwards of any Seller;

(j) Rights under Transaction Documents. All rights of Sellers under the Transaction Documents;

(k) Director and Officer Claims. Any claims against Sellers’ directors and officers;

(l) Unusable Assets. Any tangible assets that are determined by Buyer in its sole discretion, either prior to or within a reasonable period following the Closing, to be obsolete, scrap, refuse, materially damaged or otherwise unusable as of the Effective Time.

(m) Water Treatment Units for Non-Assumed Contracts. Water treatment units subject to Contracts which are not Assumed Executory Contracts and are located on a customer’s premises as of the Effective Time; and

(n) Other Excluded Assets. Other assets of Sellers not transferred to Buyer (or its designated Affiliate(s)), including the attorney client privileges related thereto, as set forth on Exhibit D.

2.03 Assumed Obligations. Upon the terms and subject to the conditions of this Agreement, effective at the Effective Time, Buyer (directly or through its designated Affiliate(s)) shall only assume from Sellers and thereafter only be responsible for the payment, performance or discharge of the following Liabilities (collectively, the “Assumed Obligations”):

(a) the Liabilities and obligations of Sellers created or incurred by events arising after the Effective Time under the Assumed Executory Contracts or the assigned Government Approvals;

(b) Property Taxes to the extent specifically allocated to Buyer pursuant to Section 9.05(b);

(c) Liabilities explicitly assumed by Buyer pursuant to ARTICLE 6;

(d) all other Liabilities with respect to the Acquired Assets created or incurred by events arising after the Effective Time; and

(e) the costs of cure required to be satisfied in order for Sellers to assume and assign each Assumed Executory Contract under Section 365 of the Bankruptcy Code as determined by the Bankruptcy Court at the Sale Hearing (collectively, the “Final Cure Costs”).

2.04 No Other Liabilities Assumed. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Obligations, Buyer (directly or through its designated Affiliate(s)) shall not assume and shall not be in any way liable or responsible for (whether directly, indirectly, contingently or otherwise), any Liability of Sellers or any other Person, whether relating to or arising out of the Business, the Excluded Assets or the Acquired Assets or otherwise (collectively, the “Excluded Liabilities”).

2.05 Non-Assignable Assets.

(a) Notwithstanding anything to the contrary in this Agreement, if pursuant to Section 365 or any other provision of the Bankruptcy Code any of the Assumed Executory Contracts or other Acquired Assets are held by the Bankruptcy Court, despite application of Section 365(f) of the Bankruptcy Code for Buyer’s benefit, to be non-assignable or non-transferable (each, a “Non-Assignable Asset”) without the consent of, or waiver by, a Third Party (each, an “Assignment Consent”), either as a result of the provisions thereof or applicable Law, and any of such Assignment Consents are not obtained by Sellers on or prior to the Closing Date, Buyer may elect in its sole discretion to have Sellers retain the Non-Assignable Asset and all Liabilities relating thereto to the extent provided for in the Sale Order and have Sellers continue after the Closing to use commercially reasonable efforts to obtain such Assignment Consents, to the extent reasonably requested by Buyer, and, in such case, this Agreement and the other Transaction Documents shall not constitute an assignment or transfer of such Non-Assignable Assets, and Buyer (directly or through its designated Affiliate(s)) shall not assume Sellers’ rights, interests or obligations under such Non-Assignable Asset (and such Non-Assignable Asset shall not be included in the Acquired Assets). Sellers shall use commercially reasonable efforts (provided that such efforts shall not require Sellers to pay any out-of-pocket costs to any Third Party) to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereafter assign to Buyer (or its designated Affiliate(s)) such Non-Assignable Assets. Following any such assignment, such assets shall be deemed Acquired Assets for purposes of this Agreement.

(b) After the Closing, Sellers shall, subject to any approval of the Bankruptcy Court that may be required, reasonably cooperate with Buyer (provided that such cooperation shall not require Sellers to pay any out-of-pocket costs to any Third Party) to provide Buyer (or its designated Affiliate(s)) with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases, sublicenses or other rights as appropriate, assisting in obtaining substitute assets (including Governmental Approvals) and establishing arrangements whereby Buyer (or one or more Affiliates of Buyer designated by Buyer) shall be delegated the responsibilities and undertake the work necessary to perform under the Assumed Executory Contracts.

(c) Notwithstanding anything contained in this Agreement to the contrary, including Sections 2.05(a) and (b) above, nothing in this Agreement shall prohibit Sellers from ceasing operations or winding up their affairs following the Closing.

2.06 Purchase Price. The purchase price payable at the Closing by Buyer to Sellers for the Acquired Assets shall consist of the following amounts (the “Purchase Price”) and explicitly include consideration for all Acquired Assets, including the Deposits and Advances that constitute Acquired Assets, as well as all services provided by Buyer to Sellers pursuant to the Transition Services Agreement:

(a) cash in an amount equal to the following (the “Cash Purchase Price”): Two Million Dollars ($2,000,000) minus (a) an amount equal to the Final Cure Costs and (b) the amount by which $2,900,000 exceeds the Acquired Receivables Amount as of Closing, payable by wire transfer or delivery of other immediately available funds; and

(b) the assumption of the Assumed Obligations by Buyer (directly or through its designated Affiliate(s)).

2.07 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, California 92130, or such other place as Buyer and Sellers may mutually agree, as soon as practicable but in no event later than the third (3rd) Business Day following the date upon which all of the conditions set forth in ARTICLE 7 have been satisfied or waived in accordance with this Agreement, or upon such other date as Buyer and Sellers may mutually agree; provided, however, that, absent an order from the Bankruptcy Court that rescinds the automatic ten (10) day stay following the entry of the Sale Order, Buyer may elect, in its sole discretion, to delay the Closing until a date not later than the eleventh (11th) calendar day following the date upon which all of the conditions set forth in ARTICLE 7 have been satisfied or waived in accordance with this Agreement (the “Closing Date”).

2.08 Closing Deliveries by Sellers. At the Closing, Sellers shall (a) take all steps necessary to place Buyer (or its designated Affiliate(s)) in actual possession and operating control of the Business and the Acquired Assets and (b) deliver to Buyer the following items, duly executed by Sellers, as applicable, all of which shall be in form and substance reasonably acceptable to Buyer and its counsel:

(a) General Assignment and Bill of Sale. General Assignment and Bill of Sale, substantially in the form set forth on Exhibit E, covering all of the applicable Acquired Assets (the “General Assignment and Bill of Sale”);

(b) Assignment and Assumption Agreement. Assignment and Assumption Agreement, substantially in the form set forth on Exhibit F, covering all of the Assumed Obligations (the “Assignment and Assumption”);

(c) Intellectual Property Confirmatory Assignments. Any and all documents necessary to properly record the assignment to Buyer (or its designated Affiliate(s)) of all of Sellers’ right, title and interest in and to the Seller Intellectual Property Assets, including (i) a patent assignment substantially in the form set forth on Exhibit G, (ii) a copyright assignment substantially in the form set forth on Exhibit H, (iii) a trademark assignment substantially in the form set forth on Exhibit I, and (iv) a domain name assignment agreement substantially in the form set forth on Exhibit J;

(d) Other Conveyance Instruments. Such other specific instruments of notice, sale, transfer, conveyance and assignment as Buyer may reasonably request, including without limitation notices and applications for transfer of Governmental Approvals;

(e) Transition Services Agreement. A Transition Services Agreement, substantially in the form set forth on Exhibit O (the “Transition Services Agreement”);

(f) FIRPTA Certificates. A FIRPTA certificate executed by each Seller, dated as of the Closing Date, substantially in the forms set forth on Exhibit K-1 and Exhibit K-2;

(g) Assumed Executory Contracts. Originals (or, to the extent originals are not available, true and complete executed copies) of all Assumed Executory Contracts (together with all amendments, supplements or modifications thereto);

(h) Books and Records. The Books and Records;

(i) Officer’s Certificate. A certificate duly executed by an officer of each Seller, dated as of the Closing Date (in form and substance reasonably satisfactory to Buyer) certifying on behalf of Sellers the matters in Section 7.01(a) and Section 7.01(b);

(j) Evidence of Consents to Assignment. Evidence of receipt of the consents with respect to the Assumed Executory Contracts set forth on Exhibit L to the extent such consents are not provided for or satisfied by the Sale Order; and

(k) Copy of Sale Order. A certified copy of the Sale Order.

2.09 Closing Deliveries by Buyer. At the Closing, Buyer shall (a) deliver to Sellers the Assignment and Assumption duly executed by Buyer (or its designated Affiliate(s)), (b) deliver to Sellers the Transition Services Agreement duly executed by Buyer (or its designated Affiliate(s)), (c) pay the Cash Purchase Price by wire transfer or delivery of other immediately available funds to the account designated in writing by Sellers, (d) deliver to Sellers a certificate duly executed by an officer of Buyer, dated as of the Closing Date (in form and substance reasonably satisfactory to Sellers) certifying on behalf of Buyer the matters in Section 7.01(a) and Section 7.01(b), and (e) deliver to Sellers such other documents, instruments and certificates required by the Bankruptcy Court to be delivered by Buyer as Sellers may reasonably request.

2.10 Closing Deliveries by Buyer and Sellers. At the Closing, Buyer and Sellers shall deliver such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary or appropriate to transfer the Acquired Assets and Assumed Obligations in accordance with the terms of this Agreement and consummate the transactions contemplated by this Agreement, and to vest in Buyer (or its designated Affiliate(s)) and its successors and assigns full, complete, absolute, legal and equitable title to the Acquired Assets, free and clear of all Liens and Claims (other than Permitted Liens). For the avoidance of doubt, notwithstanding anything in the certificates, instruments or documents to be delivered in accordance with this Agreement, none of the representations and warranties in ARTICLE 3 and ARTICLE 4 shall survive the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the corresponding sections or subsections of the disclosure schedules (unless the applicability of such disclosure to another section or subsection is reasonably apparent) prepared by Sellers and delivered to Buyer in connection with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Sellers jointly and severally hereby represent, warrant and covenant to Buyer as of the date of this Agreement as follows:

3.01 Organization, Good Standing, Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Seller is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.02 Authority; Enforceability. Subject to the entry of the Sale Order, (a) Sellers have all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents; (b) the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by Sellers of the transactions contemplated by this Agreement and the other Transaction Document have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Sellers are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby; (c) this Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by Sellers; and (d) this Agreement constitutes, and at the Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses, but giving effect to the Sale Order.

3.03 No Conflicts; Required Consents. Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers do not and will not, with or without notice or lapse of time:

(a) conflict with, violate or result in any breach of (i) any of the provisions of each Seller’s Certificate of Incorporation or bylaws; (ii) any of the terms or requirements of any Governmental Approval held by Seller or that otherwise relates to the Business or any of the Acquired Assets or Assumed Obligations; or (iii) any provision of any Assumed Executory Contract, except in the case of (ii) and (iii) as would not reasonably be expected to have a Material Adverse Effect;

(b) give any Governmental Authority or other Person the right to (i) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any Assumed Executory Contract or any Potential Assumed Executory Contract; or (ii) revoke, suspend or modify any Governmental Approval; or

(c) require Sellers to obtain any Consent with respect to any Assumed Executory Contract, Potential Assumed Executory Contract or Governmental Approval or make or deliver any filing or notice to a Governmental Authority, other than filings with the Bankruptcy Court.

3.04 Subsidiaries. Section 3.04 of the Seller Disclosure Schedule sets forth a true and complete list of all direct and indirect Subsidiaries of Sellers, whether wholly-owned or otherwise. Other than as set forth in Section 3.04 of the Seller Disclosure Schedule, Sellers do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or Person.

3.05 Legal Proceedings. Except for Claims that will be resolved, eliminated from the Acquired Assets, or discharged pursuant to the Sale Order of the Bankruptcy Court:

(a) Other than the Bankruptcy Case, there are no material Proceedings pending or, to the Knowledge of Sellers, threatened against, relating to or affecting Sellers with respect to the Business or any of the Acquired Assets, which, if adversely determined, would reasonably be expected to have Material Adverse Effect; and

(b) Except for Orders of the Bankruptcy Court, there are no Orders outstanding against Sellers.

3.06 Financial Statements. All of the Financial Statements (i) have been filed with the U.S. Securities and Exchange Commission and are available on EDGAR, (ii) are true and complete in all material respects, (iii) are consistent in all material respects with the Books and Records, (iv) present fairly and accurately in all material respects the financial condition of Basin Water as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of Basin Water for the periods covered thereby (except as otherwise set forth in the footnotes thereto), and (v) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered; provided, however, that the Unaudited Financial Statements are subject to normal year-end adjustments and do not contain footnotes required by GAAP.

3.07 Material Contracts. Section 3.07 of the Seller Disclosure Schedule sets forth a true and complete list of all Contracts to which any Seller is party that are necessary for Sellers to conduct the Business in the manner in which Sellers have conducted the Business in the Ordinary Course of Business, including without limitation Business License Agreements and Employment Agreements (collectively, the “Material Contracts”). Sellers have made available in the virtual data room to which Buyer and its representatives have been granted access prior to the date hereof true and complete executed copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all amendments, supplements, modifications and waivers thereof. To Sellers’ Knowledge, each Assumed Executory Contract and each Potential Assumed Executory Contract is valid and in full force and effect, and is enforceable by Sellers in accordance with its terms. Sellers have not waived any of their material rights, defenses, setoffs or rights recoupment under any Assumed Executory Contract or any Potential Assumed Executory Contract.

3.08 Title; Sufficiency; Condition of Assets.

(a) Sellers have good and marketable title to (or in the case of any leased or licensed Acquired Asset, have a valid leasehold interest in or valid rights to use), are the exclusive legal and equitable owners of (or in the case of any leased or licensed Acquired Asset, are the licensees or lessees of), and have (or subject to entry of the Sale Order will have) the unrestricted power and right to sell, assign and deliver, the Acquired Assets. The Acquired Assets are free and clear of all Liens and Claims, except for (i) restrictions imposed in any Governmental Approval, (ii) Liens disclosed on Section 3.08 of the Seller Disclosure Schedule, which will be removed and released at or prior to the Closing upon and subject to entry of the Sale Order, and (iii) Permitted Liens. Upon the Closing and subject to entry of the Sale Order, Buyer (directly or through its designated Affiliate(s)) will acquire exclusive, good and marketable title (or in the case of any leased or licensed Acquired Asset, a valid leasehold interest in or valid rights to use) the Acquired Assets and no restrictions will exist on the right of Buyer (or its designated Affiliates(s)) to resell, license or sublicense any of the Acquired Assets or Assumed Obligations or engage in the Business.

(b) The Acquired Assets include all the assets necessary to perform all Assumed Obligations and to permit Buyer to conduct the Business after the Closing (i) in the manner in which Sellers have conducted the Business in the Ordinary Course of Business, and (ii) in material compliance with all Laws.

(c) Each of Exhibits 2.01(a)(i), 2.01(a)(ii), 2.01(a)(iii), 2.01(a)(iv) , 2.01(a)(v) and 2.01(a)(vi) sets forth a true, correct and complete list of all Acquired Assets based on the descriptions in Sections 2.01(a)(i), 2.01(a)(ii), 2.01(a)(iii), 2.01(a)(iv) , 2.01(a)(v) and 2.01(a)(vi), respectively, of this Agreement, except as set forth on Exhibit D hereto.

(d) All Deposits and Advances are in cash notwithstanding the reference to “bonds” in Exhibit 2.01(a)(vi) other than letters of credit.

(e) All personal property included in the Acquired Assets are (i) in good operating condition and repair, ordinary wear and tear excepted, and (ii) suitable and adequate for continued use in the manner in which they are presently being used.

(f) Prior to the Effective Time, Sellers were not required to hold, and following the Effective Time, Buyer will not be required to obtain or hold, a contractor’s license in order to perform Sellers’ obligations under the Assumed Executory Contracts in accordance with applicable Law, collect Receivables, or otherwise conduct the Business in the Ordinary Course of Business, and the failure of either Sellers or Buyer to obtain or hold a contractor’s license does not constitute a Material Adverse Effect.

(g) This Section 3.08 is not intended to have application with respect to Seller Intellectual Property Assets, as to which Section 3.10 shall apply.

3.09 Tax Matters.

(a)(i) Sellers have timely filed, or there have been timely filed on Sellers’ behalf, all Tax Returns required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers), and (ii) all Taxes payable with respect to such Tax Returns have been paid, except in the case of (i) or (ii) above to the extent (x) Buyer (or its designated Affiliate(s)) could not become liable for any such Taxes, (y) the failure to file or pay could not result in any Lien (other than a Permitted Lien) on the Acquired Assets or (z) the failure to file or pay could not adversely affect the Business. There are no Liens with respect to Taxes upon any of the Acquired Assets.

(b) No Governmental Authority has claimed that the Acquired Assets are subject to Tax in a jurisdiction in which the required Tax Returns have not been filed by Sellers.

(c) No material issues have been raised in writing in any audits, examinations or disputes pertaining to Taxes arising from the Acquired Assets that would reasonably be expected to have a Material Adverse Effect or cause Buyer to incur any Liability for unpaid Taxes relating to periods prior to the Effective Time.

(d) Sellers have not waived any statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Sellers do not, and as of the Effective Time, will not, have any Liabilities for unpaid Taxes for which Buyer (or its designated Affiliate(s)) may become liable as a result of the transactions contemplated by this Agreement.

3.10 Seller Intellectual Property and Technology.

(a) Section 3.10(a) of the Seller Disclosure Schedule contains a true and complete list of all (i) Registered Seller Intellectual Property, specifying as to each item the applicable jurisdiction and registration or application number, and (ii) Seller-owned unregistered trademarks, trade names and service marks that are material to the conduct of the Business.

(b) All Business License Agreements are in full force and effect, and enforceable in accordance with their terms. Sellers are (and, to Sellers’ Knowledge, all other applicable parties are) in compliance with, and have not breached any term of, any such Business License Agreements, except for such non-compliance or breach which would not reasonably be expected to have a Material Adverse Effect. No Business License Agreement grants to any Person any exclusive right with respect to any Owned Seller Intellectual Property Asset. Following the Closing Date, unless otherwise provided in the Sale Order (and/or unless not assumed by Buyer) and assuming all consents required under the terms of the Business License Agreements are obtained, Buyer (or its designated Affiliate(s)) will have the right to exercise all of Sellers’ rights under the Business License Agreements, to the same extent that Sellers would have had, and been able to exercise, had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Sellers would otherwise have been required to pay in any case.

(c) Sellers own or have the right to use, and at the Closing (subject to the assumption stated in the next sentence) will assign and transfer to Buyer (or its designated Affiliate(s)) to the full extent (unless otherwise provided in the Sale Order) of such ownership or use interest, all Seller Intellectual Property Assets. Upon the Closing, assuming all consents required under the term of the applicable Business License Agreements are obtained and unless otherwise provided in the Sale Order, each of the Seller Intellectual Property Assets will be owned by Buyer (or its designated Affiliate(s)) or will be immediately available for use by Buyer (or its designated Affiliate(s)) upon terms and conditions substantially identical to those under which Sellers presently use such Seller Intellectual Property Assets, without any affirmative act by Buyer (or its designated Affiliate(s)) or any other Person. There are no royalties, fees, or other amounts payable by Sellers (or that will be payable by Buyer (or its designated Affiliate(s)) following the Closing) to any third Person by reason of the ownership, use, license, sale, or disposition of any Seller Intellectual Property Asset.

(d) To Sellers’ Knowledge, neither the conduct of the Business nor any Seller Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Right of any Person, and Sellers have not received any oral, written, or other communication regarding or claiming (and is not currently involved in any pending or threatened Proceeding arising out of) such infringement, misappropriation, unauthorized use or disclosure, or other violation, except as set forth in Section 3.10(d) of the Seller Disclosure Schedule. Sellers have no Knowledge that any of the Seller Intellectual Property Assets is being infringed, misappropriated, used or disclosed without authorization, or otherwise violated by any Person. To Sellers’ Knowledge, all Registered Seller Intellectual Property Assets are valid and in full force, all Registered Seller Intellectual Property was prosecuted in good faith, and no Registered Seller Intellectual Property is involved in any interference, reexamination, cancellation, opposition or similar Proceeding.

(e) Sellers have taken reasonable steps consistent with practice by similarly sized companies in Sellers’ industry sufficient to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all trade secrets and other information and materials not generally known to the public that are included in the Owned Seller Intellectual Property Assets. Without limitation of the foregoing, Sellers have obtained valid and enforceable confidentiality and inventions assignment agreements from all of its past and present employees and independent contractors sufficient to (i) assign to Sellers all right, title and interest in and to any Technology and Intellectual Property Rights arising from or developed or delivered to Sellers in connection with such Person’s work for or on behalf of Sellers, and (ii) provide reasonable protection for the confidential and proprietary information and trade secrets of Sellers. No such employee or independent contractor has (or immediately following the Closing, will have) any right, title, or interest in any Owned Seller Intellectual Property Asset, and to Sellers’ Knowledge no such employee or independent contractor is in breach of any such confidentiality or inventions assignment agreement.

(f) Assuming all consents required under the Business License Agreements are obtained, the execution and delivery of this Agreement, and unless otherwise provided in the Sale Order, the performance of this Agreement and the consummation of the transactions contemplated hereby, will not: (i) breach, violate, or conflict with any Business License Agreement or other agreement governing any Seller Intellectual Property Asset, (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Business License Agreement or Seller Intellectual Property Asset, or (iii) impair the right of Buyer (or its designated Affiliate(s)) to enforce any Business License Agreement, or to use or bring any action for the unauthorized use or disclosure, infringement, or misappropriation of any Seller Intellectual Property Asset, except in the case of (i) as would not reasonably be expected to have a Material Adverse Effect.

(g) The Seller Intellectual Property Assets include all of the Intellectual Property Rights and Technology used in and/or necessary to the conduct of the Business as currently conducted, including, without limitation, the design, development, distribution, marketing, manufacture, use, import, license, and sale of Seller Products.

3.11 Compliance with Laws.

(a) Sellers are, and at all times since January 1, 2008 have been, in compliance, with each Law that is applicable to Sellers or any of their properties, assets (including the Acquired Assets), operations or businesses (including the Business), and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure to comply with, any such Law, except for such failures to comply, defaults, breaches or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Sellers have not received any written notice from any Third Party, including any Government Authority, regarding any actual, alleged or potential violation of any Law.

(b) To the Knowledge of Sellers, no Governmental Authority has proposed or is considering any Law that may affect Sellers, Sellers’ properties, assets (including the Acquired Assets), operations or businesses (including the Business), or Sellers’ rights thereto, except to the extent that any such Law, if adopted or otherwise put into effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.12 Employee Matters. Sellers and their ERISA Affiliates do not sponsor, participate in or contribute to and have not in the past sponsored, participated in or contributed to and have no current or contingent obligation with respect to (a) any Seller Employee Benefit Plan that is subject to Title IV of ERISA, (b) any “multiemployer plan” as defined in Section 3(37) of ERISA or any Seller Employee Benefit Plan maintained pursuant to a collective bargaining agreement, (c) any plan or arrangement that provides medical benefits, death benefits or other welfare benefits following termination of employment, other than pursuant to the terms of employment agreements with executive officers that are not Assumed Executory Contracts and except to the extent required by Part 6 of Title I of ERISA or any similar state or foreign law, or (d) any “welfare benefit fund” within the meaning of Section 419 of the IRC. There is no organized labor strike, dispute, slowdown, lockout, work stoppage or labor strike or unfair labor practice claim pending against Sellers or reasonably anticipated, or, to the Knowledge of Sellers, threatened with respect to Sellers’ employees. To the Knowledge of Sellers, there are no activities or proceedings of any labor union or organization to organize any of Sellers’ employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Sellers, threatened or reasonably anticipated relating to any labor, safety, wage and hour, contract, tort, retaliation, discrimination or other labor and employment matters involving any of Sellers’ employees, including charges of unfair labor practices, discrimination complaints, or matters arising under the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or foreign plant closing or mass layoff laws. Sellers are not presently, nor have they been in the past, a party to, or bound by, any collective bargaining agreement or union contract, formal or informal with respect to Sellers’ employees and no collective bargaining agreement is being negotiated by Sellers with respect to any of Sellers’ employees.

3.13 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

3.14 Estimated Cure Costs. To Sellers’ Knowledge, Section 3.14 of the Seller Disclosure Schedule sets forth a true and complete list of the Estimated Cure Cost for each Assumed Executory Contract and Potential Assumed Executory Contract.

3.15 Governmental Approvals. Except with respect to Governmental Approvals that are solely related to the Excluded Assets, Section 3.15 of the Seller Disclosure Schedule sets forth a true and complete list of each Governmental Approval required for, or useful in, the continued operation of the Business and facilities acquired hereunder after the Closing in substantially the same manner as such Business and facilities have been operated by Seller during the six months prior to the Closing and in substantially the same manner as is customary in the industry, including: (a) the expiration date thereof and (b) the applicable facility or Acquired Assets to which such Governmental Approval is related.

3.16 Contractual Requirements. Section 3.16 of the Seller Disclosure Schedule sets forth a true and complete list of each of the following items that are or may be necessary or required pursuant to the terms of the Assumed Executory Contracts or Potential Assumed Executory Contracts, including, as applicable, any required minimum dollar amounts: (a) letters of credit, (b) surety bonds, (c) restricted cash, (d) insurance obligations, or (e) other similar arrangements with any Third Parties.

3.17 Environmental Matters. Sellers (a) are not engaging in, will not engage in and never have engaged in any activities that would be subject to or within the scope of Tennessee Radioactive Materials License (No. R-79310-F19(2)), (b) have completed, are no longer engaging in and will not engage in, any activities subject to or within the scope of Arizona DEQ De Minimus Discharge Permit (No. AZDGP-01202) and (c) are not subject to any continuing or future requirements, including monitoring requirements, pursuant to the Permits referenced in (a) or (b) of this Section 3.17.

3.18 Use of npRio Media.

(a) No arsenic treatment unit or other Machinery and Equipment that constitute Acquired Assets require npRio media to be fully operational and may be used with alternative media;

(b) None of the Assumed Executory Contracts or Potential Assumed Executory Contracts require the use of npRio media pursuant to their terms and provisions other than certain Contracts referred to as AZ-Rancho Rojo, AZ-Rimrock #2, AZ-Rimrock #3, AZ-Rimrock #4 and AZ-Wild Horse;

(c) There are readily available alternatives to using npRio media, which are at least as effective for arsenic removal and generally cost effective as the use of npRio media; and

(d) There are no units that contain npRio media that are subject to an Assumed Executory Contract or Potential Assumed Executory Contract other than certain Contracts referred to as WESA Tech Inc. (Golden Giant Project) and AZ-Rancho Rojo, AZ-Rimrock #2, AZ-Rimrock #3, AZ-Rimrock #4 and AZ-Wild Horse.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as of the date of this Agreement as follows:

4.01 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.02 Authority. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by Buyer of the transactions contemplated by this Agreement and the other Transaction Documents have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by Buyer (or its designated Affiliate(s)). This Agreement constitutes, and at the Closing the other Transaction Documents will constitute, the legal, valid and binding obligation of Buyer(or its designated Affiliate(s)), enforceable against Buyer (or its designated Affiliate(s)) in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

4.03 No Conflicts; Required Consents. Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer do not and will not, with or without notice or lapse of time:

(a) conflict with, violate or result in any breach of any of the provisions of Buyer’s organizational documents;

(b) conflict with or violate any Law or Order applicable to Buyer or its assets, properties or businesses; or

(c) require Buyer to obtain any Consent with respect to any contract to which it is a party or Governmental Approval or make or deliver any filing or notice to a Governmental Authority, other than filings with the Bankruptcy Court.

4.04 Legal Proceedings. Other than the Bankruptcy Case, there are no material Proceedings pending or, to the knowledge of Buyer, threatened against, relating to or affecting Buyer’s ability to perform its obligations under the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

4.05 Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Buyer acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in ARTICLE 3 hereof (as modified by the Seller Disclosure Schedules), and Buyer acknowledges and agrees that, except for the representations and warranties contained therein, the Acquired Assets and the Business are being transferred on a “as is” and “where is” basis. Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and the Acquired Assets in making the determination to proceed with the transactions contemplated by this Agreement.

4.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE 5

PRE-CLOSING COVENANTS

5.01 Sellers’ Conduct of the Business Prior to the Closing. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Sellers covenant and agree to use commercially reasonable efforts, taking into account Basin Water’s status as a debtor-in-possession, to ensure that the Business shall be conducted only in, and Sellers shall not take any action except in, the Ordinary Course of Business, except for any such action required by Law or the Bankruptcy Court Orders, and Sellers shall use commercially reasonable efforts to preserve substantially intact in all material respects the business organization of Sellers, to keep available the services of the current officers, employees, independent contractors and consultants of Sellers and to preserve the current relationships of Sellers with customers, suppliers and other Persons with which Sellers have significant business relations. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, except as specifically contemplated by this Agreement, or otherwise required by the Bankruptcy Court Orders, Sellers shall not, directly or indirectly, do or propose to do any of the following without the prior written consent of Buyer:

(a) Enter into any commitment or transaction not in the Ordinary Course of Business, except for the commencement of the Bankruptcy Case and any such commitment or transaction required by the Bankruptcy Court Orders;

(b) Terminate any employees or service providers of Seller listed on Exhibit N-1;

(c) Enter into any transaction with its officers, directors or stockholders or their Affiliates, except reimbursement of reasonable travel expenses related to work performed for Sellers incurred in the Ordinary Course of Business, or related to the transactions contemplated by this Agreement, by officers and directors, or as required by the terms of any Contract or Seller Employee Benefit Plan in effect as of the date of this Agreement or as approved thereafter by the Bankruptcy Court;

(d) Amend or otherwise modify the material terms of any Assumed Executory Contract, Potential Assumed Executory Contract or Governmental Approval, except as set forth in Section 5.10;

(e) Transfer to any Person any rights with respect to any Seller Intellectual Property Assets other than nonexclusive licenses entered into in the Ordinary Course of Business;

(f) Sell, lease, license or otherwise dispose of any of the Acquired Assets outside of the Ordinary Course of Business, except for any such sale, lease, license or other disposition required by the Bankruptcy Court Orders;

(g) Commence a Proceeding other than (i) Proceedings for the routine collection of Receivables, (ii) Proceedings required by the Bankruptcy Court Orders or (iii) Proceedings (including the filing of motions) before the Bankruptcy Court that are customary in a Chapter 11 bankruptcy case and that would not be reasonably expected to delay the Closing or otherwise have a material adverse effect on Buyer’s rights hereunder;

(h) Other than performance bonds, deposits and letters of credit not to exceed $50,000 individually or $150,000 in the aggregate, trade payables, salary and other compensation to employees, directors and independent contractors, occupancy expenses related to leased real property, in each case incurred in the Ordinary Course of Business, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others in excess of $200,000 in the aggregate;

(i) Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the Ordinary Course of Business and outstanding Liabilities for professional services and any retainers required after the date of this Agreement in connection with the provision of such services;

(j) Make any material Tax election other than in the Ordinary Course of Business, change any material Tax election, adopt any material Tax accounting method other than in the Ordinary Course of Business, change any material Tax accounting method, enter into any closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any material Tax claim or assessment, in each case, relating to the Acquired Assets;

(k) Cancel, materially amend or renew any insurance policy other than in the Ordinary Course of Business;

(l) Take any action or fail to take any action that would reasonably be expected to have a Material Adverse Effect unless specified in the Transaction Documents;

(m) Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 5.01, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform in all material respects its covenants hereunder;

(n) Engage in any activities that are the subject of a Governmental Approval which transfers to, is reissued to or otherwise becomes effective in the name of Buyer (or its designated Affiliate(s)) prior to the Effective Time; provided that the parties acknowledge that the cessation of any such activities shall not constitute a Material Adverse Effect;

(o) Engage in any activities that would be subject to or within the scope of the Permits referenced in Section 3.17; and

(p) As of five (5) days after the commencement of the Bankruptcy Case, conduct any manufacturing activities related to npRio media.

5.02 Access to Information and Facilities. From the date of this Agreement until the Closing, subject to any confidentiality obligation to which Sellers may be bound, Sellers shall, upon reasonable notice: (a) permit Buyer and its representatives to have unrestricted access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of Sellers, to all premises, properties, employees, independent contractors, personnel, Persons having business relationships with Sellers (including suppliers, licensees, customers and distributors), books, records (including Tax records), contracts, and documents of or pertaining to Sellers; (b) furnish Buyer with all financial, operating and other data and information related to the Business (including copies thereof), as Buyer may reasonably request; and (c) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of Sellers, the Business, the Acquired Assets and the Assumed Obligations. No information or knowledge obtained in any investigation pursuant to this Section 5.02 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement. Subject to Section 5.08, all information obtained by Buyer pursuant to this Section 5.02 shall remain subject to the Corporate Non-Disclosure Agreement.

5.03 Certain Notifications.

(a) From the date of this Agreement until the Closing, upon Sellers’ Knowledge of such an event occurring, Sellers shall promptly notify Buyer in writing regarding any:

(i) action taken by Sellers not in the Ordinary Course of Business and any circumstance or event that would reasonably be expected to have a Material Adverse Effect;

(ii) fact, circumstance, event, or action by Sellers (A) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement; or (B) the existence, occurrence, or taking of which would result in any of the representations and warranties of Sellers contained in this Agreement or in any Transaction Document not being true and correct in any material respect when made or at the Closing;

(iii) material breach of any covenant or obligation of Sellers hereunder; and

(iv) circumstance or event which will result in, or would reasonably be expected to result in, the failure of Sellers to timely satisfy any of the closing conditions specified in ARTICLE 7.

(b) Sellers shall add Buyer and its counsel to Sellers’ list of parties entitled to notice pursuant to Rule 2002 of the Federal Rules of Bankruptcy Procedure and otherwise provide notice to Buyer of all matters that are required to be served on Sellers’ creditors pursuant to the Bankruptcy Code and the Rules.

5.04 Bankruptcy Actions.

(a) Immediately after the execution of this Agreement (and in no event later than July 16, 2009), Sellers shall make all filings necessary to commence a case under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court (the “Bankruptcy Case”).

(b) Within one (1) Business Day after the commencement of the Bankruptcy Case, Sellers shall file and serve a motion (together with supporting papers and with proper notice thereof on interested parties as required by the Bankruptcy Code and the Rules) seeking entry of the bidding procedures order of the Bankruptcy Court, substantially in the form set forth on Exhibit M (the “Bidding Procedures Order”) or otherwise in form and substance reasonably satisfactory to Buyer and Sellers, on the Bankruptcy Court’s docket, which order will set a date for the Auction on such notice so as to allow Third Parties a meaningful opportunity to present an overbid. Sellers shall use commercially reasonable efforts to obtain, through the entry of the Bidding Procedures Order, prompt Bankruptcy Court approval of a fee in an amount equal to Seventy Five Thousand Dollars ($75,000) payable to Buyer in cash (the “Breakup Fee”), plus a reimbursement of Buyer in cash in an amount equal to all reasonable and actual out-of-pocket and third-party costs and expenses (including expenses of counsel and other outside consultants) incurred and documented by Buyer (or its designated Affiliate(s)) in connection with Buyer’s due diligence investigation of Sellers and the Business and the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated by this Agreement, not to exceed Three Hundred Fifty Thousand Dollars ($350,000) (the “Expense Reimbursement”), upon the first to occur of any of the events set forth in Section 8.02(a)(i) or Section 8.02(a)(ii). The Expense Reimbursement is an integral part of the transactions contemplated by this Agreement and is not a penalty but rather is a reasonable amount that will compensate the Buyer for the efforts and resources expended and opportunities foregone while negotiating this Agreement. For purposes of this Section 5.04(b), “reasonable” costs and expenses are expected to be commensurate with the size and complexity of the transaction contemplated by this Agreement. Sellers shall request the Bankruptcy Court to hold, within nine (9) Business Days after the date of commencement of the Bankruptcy Case, a hearing on shortened notice to approve entry of the Bidding Procedures Order.

(c) Concurrently with the filing of the motion to approve the Bidding Procedures Order, Sellers shall file with the Bankruptcy Court one or more motions seeking to approve the transactions contemplated by this Agreement (collectively, the “Sale Motion”), which motion shall seek the entry of the Sale Order, substantially in the form set forth on Exhibit A or otherwise in form and substance reasonably satisfactory to Buyer and Sellers. As promptly as practicable after the filing of the Sale Motion, Sellers and Buyer shall use reasonable efforts to obtain the entry of the Sale Order. Sellers shall promptly provide Buyer with copies of any objections to the Sale Order. Buyer shall take such actions as are reasonably requested by Sellers to assist Sellers in obtaining a finding by the Bankruptcy Court that Buyer is deemed to have purchased the Acquired Assets in good faith pursuant to Section 363(m) of the Bankruptcy Code and shall be responsible for providing evidence necessary to establish to the Bankruptcy Court that it has the necessary qualifications to provide adequate assurance of future performance with respect to the Assumed Executory Contracts as required by Section 365 of the Bankruptcy Code. A list of the Assumed Executory Contracts and the proposed Final Cure Costs associated with such Contracts shall be filed with the Bankruptcy Court and served in accordance with the Bidding Procedures Order on or before ten (10) Business Days prior to the Sale Hearing. In cases in which Sellers are unable to establish that a default exists, the relevant cure amount shall be set at $0.00.

(d) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from the Sale Order, and Buyer has not also been served with papers related to such appeal, stay or reconsideration, Sellers shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer within one (1) Business Day a copy of the related notice of appeal or order of stay or application for reconsideration. Sellers shall also provide Buyer with written notice (and copies) of, any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs if Buyer is not also included on such additional documents and communications.

(e) Sellers shall promptly notify Buyer in writing and, as is required by the Bankruptcy Code, all parties entitled to notice pursuant to the Bankruptcy Code, the Rules and orders of the Bankruptcy Court, of all motions, notices and orders required to consummate the transactions contemplated by this Agreement, including the Sale Order, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court. From the date of this Agreement, prior to filing any papers or pleadings in the Bankruptcy Case that relate primarily to this Agreement or Buyer, Sellers shall provide Buyer with a copy of such papers or pleadings.

5.05 Reasonable Efforts. From the date of this Agreement until the Closing, except as specifically contemplated by this Agreement and subject to the order of the Bankruptcy Court and any other Governmental Authority, each of Sellers and Buyer shall use their respective reasonable efforts to cause to be fulfilled and satisfied all of the other Party’s conditions to closing set forth in ARTICLE 7.

5.06 Consents, Governmental Approvals and Permits. To the extent that the need for the same will not be obviated by entry of the Sale Order, Sellers shall use commercially reasonable efforts: (a) to obtain, as reasonably requested by Buyer, all Consents with respect to the Assumed Executory Contracts and the Potential Assumed Executory Contracts and Governmental Approvals required or necessary to consummate the transactions contemplated by this Agreement (including any Consent with respect to any Assumed Executory Contract or any Potential Assumed Executory Contract or Governmental Approval as may be required to be obtained under any applicable antitrust or competition Laws), (b) to make, as reasonably requested by Buyer, all notices, filings, applications, statements and reports to all Governmental Authorities that are required to be made prior to the Closing Date by or on behalf of Sellers or any of their Affiliates pursuant to any applicable Law (including any filing, application, statement or report as may be required pursuant to applicable antitrust or competition Laws) in connection with this Agreement and the transactions contemplated by this Agreement, (c) to do all other things reasonably required in connection with the transfer or re-issue of Permits, including but not limited to the City of Memphis Industrial Wastewater Discharge Agreement and Pretreatment Permit (No. S-NN2-031), the Tennessee Radioactive Materials License (No. R-79310-F19(2)) and the California Radioactive Materials License (No. 7742-36), notwithstanding the particulars of any relevant City of Memphis legal requirements, (d) to terminate or withdraw any Permit referenced in Section 3.17 upon Buyer’s request, and (e) to obtain, as requested by Buyer, all Consents with respect to the Assumed Executory Contracts and the Potential Assumed Executory Contracts and Governmental Approvals required or necessary to assign and transfer Sellers’ Permits included in the Acquired Assets to Buyer (or one or more Affiliates of Buyer designated by Buyer) at the Closing and, to the extent that one or more of such Permits are not transferable, to reasonably assist Buyer in obtaining replacements therefor; provided, however, that Sellers shall not be obligated to incur or pay any third-party expenses with respect to the foregoing. Buyer shall use commercially reasonable efforts to cooperate with and assist Sellers with the foregoing actions.

5.07 Solicitation. Sellers acknowledge that they have solicited other potential bids for the sale of the Business and the Acquired Assets. Pursuant to such efforts, and as consideration for substantial expenditures of time, effort and expense undertaken and continuing by Buyer in connection with the completion of its due diligence review of the Business and the preparation, negotiation, and execution of this Agreement, Sellers acknowledge and agree that (a) Buyer shall be the stalking horse bidder at the Auction and (b) no Person other than Buyer shall be proposed as the stalking horse bidder at the Auction, and except as may otherwise be required by Bankruptcy Court Order or compliance with its fiduciary duties as determined after consultation with debtor-in-possession counsel, Sellers shall not participate in any negotiations for the purpose of naming any Person other than Buyer as the stalking horse bidder in the Auction. Notwithstanding the foregoing, from and after the commencement of the Bankruptcy Case, (a) Sellers may solicit, encourage and negotiate higher or better offers for the Acquired Assets; provided that, in order to be deemed qualified bids, such bids must comply with the bidding procedures approved by the Bankruptcy Court; and (b) Sellers may (i) in response to an acquisition proposal for some or all of the Acquired Assets, participate in negotiations or discussions with, request clarifications from, or furnish information to, any Person which makes such acquisition proposal, and (ii) continue discussions and negotiations and continue to provide information to any Person with which Sellers have been conducting such discussions or negotiations; provided that from and after the entry of the Bidding Procedures Order, the foregoing actions in (i) and (ii) shall comply with the terms of such Bidding Procedures Order.

5.08 Confidentiality; Non-Disclosure.

(a) Sellers and Buyer acknowledge that Basin Water and Buyer entered into the Corporate Non-Disclosure Agreement. If this Agreement is terminated, subject to the last sentence of this Section 5.08(a), the Corporate Non-Disclosure Agreement shall continue to remain in full force and effect. Upon the Closing, (i) Buyer shall not be bound by any of the terms of the Corporate Non-Disclosure Agreement in respect of the Acquired Assets, the Assumed Obligations and the Business (exclusive of the Excluded Assets and the Excluded Liabilities), and (ii) Sellers shall remain bound by all the terms of the Corporate Non-Disclosure Agreement.

(b) In addition to the foregoing, from and for a period of two (2) years after the Closing, Sellers shall, and shall use their commercially reasonable efforts to cause their Affiliates and employees to, (i) treat and hold as confidential any proprietary information relating to the Business or the Acquired Assets that was provided or exchanged between Sellers and Buyer in connection with this Agreement and any confidential information relating to the negotiation of the transactions contemplated hereby (the “Business Confidential Information”) and (ii) refrain from using and disclosing the Business Confidential Information except to the extent (A) necessary in connection with their obligations under this Agreement or with respect to winding up their affairs following the Closing, (B) approved in writing in advance by Buyer, (C) required by Law, or (D) compelled by Order to disclose such Business Confidential Information, provided, however, that prior to any such compelled disclosure, Sellers shall give Buyer reasonable advance notice of any such disclosure and shall cooperate with Buyer in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Business Confidential Information. Business Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a breach of this Agreement by Sellers or any of their Affiliates or employees.

(c) After the Closing, Sellers agree that they shall not make, participate in the making of, or knowingly encourage any other Person to make, any statement, whether written or oral, that disparages or defames the Business.

(d) Sellers agree that Buyer would suffer irreparable harm from a breach of any of the covenants and/or agreements contained in this Section 5.08. In the event of an alleged or threatened breach by Sellers of any of the provisions of this Section 5.08, Buyer or its successors and assigns may, in addition to all other rights and remedies existing in their favor, apply to the Bankruptcy Court for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the duration of the applicable covenant by a period equal to the duration of the breach of this Section 5.08).

5.09 Taxes.

(a) Except as set forth on Section 3.09 of the Seller Disclosure Schedule, on or prior to the Closing (or after the Closing when due and payable, to the extent such Tax Returns are required to be filed and Taxes are due and payable after the Closing), Sellers shall timely file all Tax Returns required to be filed by them and shall pay all Taxes which are or will be owed by Sellers and attributable to periods prior to the Closing, unless the failure to timely file or pay (x) could not cause Buyer (or its designated Affiliate(s)) to become liable for any such Taxes, (y) could not result in any Lien (other than a Permitted Lien) on the Acquired Assets and (z) could not adversely affect the Business.

(b) Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp or other Taxes and recording charges (“Transfer Taxes”) due and which may be payable by Sellers by reason of the sale of the Acquired Assets or the assumption of the Assumed Obligations under this Agreement or the transactions contemplated herein shall be borne and timely paid by Sellers, with no reimbursement by Buyer, and Sellers shall prepare and timely file all Tax Returns required to be filed in connection with such Transfer Taxes.

5.10 Renegotiation of Contracts; Canceled Contracts. From the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Sellers covenant and agree to use their commercially reasonable efforts to (a) enter into: (i) amendments to the Potential Assumed Executory Contracts set forth on Exhibit P so as to make such Contracts commercially viable with positive Net Cash Contributions or (ii) new, commercially viable Contracts with positive Net Cash Contributions with those Third Parties who are party to the Potential Assumed Executory Contracts set forth on Exhibit P, effective prior to or as of the Effective Time; provided, further, that Seller shall promptly provide copies of all drafts of such amendments and Contracts as provided to Third Parties and executed versions of all such amendments and Contracts once signed by such Third Parties, and (b) move all water treatment units subject to customer Contracts cancelled as of the date hereof from the customer’s premises to the Sellers’ premises on or before the Closing Date.

5.11 Payments. Notwithstanding any provision in this Agreement to the contrary, Sellers will be permitted to (a) make payments with respect to existing obligations in the Ordinary Course of Business or as authorized by the Bankruptcy Court, and (b) to obtain an order closing the Bankruptcy Case.

ARTICLE 6

EMPLOYEES AND INDEPENDENT CONTRACTORS

6.01 Transferred Employees and Transferred Contractors. From the date of this Agreement, Buyer (directly or through its designated Affiliate(s)) shall have the right, in its sole discretion, to negotiate employment or other arrangements with such employees or independent contractors of Sellers as determined by Buyer. Buyer (or its designated Affiliate(s)) may offer employment prior to the Closing (but contingent upon the occurrence of the Closing) to such employees or independent contractors of Sellers as of the Closing Date as determined by Buyer in its sole discretion (such employees who accept such offer of employment, the “Transferred Employees” and such independent contractors who accept such offer of employment, the “Transferred Contractors”) upon the terms and subject to the conditions as determined by Buyer in its sole discretion.

6.02 Records of Transferred Employees and Transferred Contractors. Sellers shall provide promptly to Buyer, at Buyer’s request, any information or copies of records (including, to the extent applicable, personnel records such as addresses, dates of birth, dates of hire and dependent information) relating to the Transferred Employees and the Transferred Contractors or relating to the service of the Transferred Employees and the Transferred Contractors with Sellers (and predecessors of Sellers, as applicable) prior to the Closing Date to the extent that providing such records is not prohibited by Law. Sellers and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this ARTICLE 6.

6.03 No Benefit to Employees or Independent Contractors of Sellers Intended. Nothing contained in this Agreement shall confer upon any employee or independent contractor of Sellers prior to the Closing or any Transferred Employee or Transferred Contractor any right with respect to continuance of employment or other arrangement by Buyer or any of its Affiliates, nor shall anything herein interfere with the right of Buyer or any of its Affiliates to terminate the employment of any employee or independent contractor, including any Transferred Employee or Transferred Contractor, at any time, with or without notice and for any or no reason, or restrict Buyer or any of its Affiliates in modifying any of the terms or conditions of employment of any employee, including any Transferred Employee or Transferred Contractor, after the Closing.

6.04 COBRA. Upon the Closing, to the extent required by applicable Law, Buyer (directly or through its designated Affiliate(s)) shall provide COBRA coverage to the employees of Sellers who are “M&A Qualified Beneficiaries” (as defined in the regulations issued pursuant to COBRA) at such employee’s expense. Such coverage provided by Buyer shall be provided solely under Buyer’s employee benefit plans, and only to those to whom Buyer is required to provide COBRA coverage under applicable Law. Buyer hereby agrees that all of the employees of Sellers at the Closing to whom Buyer (or its designated Affiliate(s)) does not make an offer of employment and who lose their group health coverage with Sellers are M&A Qualified Beneficiaries to whom Buyer (or its designated Affiliate(s)) is required to offer COBRA coverage in accordance with the COBRA rules.

ARTICLE 7

CONDITIONS TO CLOSING

7.01 Conditions Precedent to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions, unless waived by Buyer in writing:

(a) Representations and Warranties. The representations and warranties of Sellers contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects on and as of the date made and as of the Closing Date as if made at and as of such date and the representations and warranties of Sellers contained in this Agreement which are qualified as to materiality shall be true and accurate on and as of the date made and as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Performance of Obligations. Sellers shall have performed in all material respects all obligations and shall have complied in all material respects with all covenants required to be performed and complied with by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement, no event has occurred, the effects of which are continuing, that has had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Bidding Procedures Order. The Bidding Procedures Order, substantially in the form set forth on Exhibit M or otherwise in form and substance reasonably satisfactory to Buyer, shall have been entered by the Bankruptcy Court.

(e) Sale Order. The Sale Order, substantially in the form set forth on Exhibit A or otherwise in form and substance reasonably satisfactory to Buyer, shall have been entered by the Bankruptcy Court and shall be a Final Order and such Order shall not have been stayed, modified, reversed or amended in any manner materially adverse to Buyer; and Sellers shall have received from the Bankruptcy Court all other orders, approvals and consents required to transfer the Acquired Assets free and clear of all Liens and Claims (other than Permitted Liens) and to consummate the transactions contemplated by this Agreement, and Buyer shall have received evidence thereof reasonably satisfactory to Buyer and its counsel.

(f) Litigation. No stay shall exist, and no Order shall have been entered that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(g) Assignment Consents. Buyer shall have received the consents with respect to the Assumed Executory Contracts set forth on Exhibit L in form and substance reasonably satisfactory to Buyer.

(h) Minimum Receivables, Inventory and Equipment. The Acquired Assets, as calculated as of the Effective Time, shall include: (i) the Minimum Receivables Amount, (ii) the Minimum Inventory Amount and (iii) the Minimum Equipment Amount.

(i) Acceptance of Offers of Employment. At least eighty percent (80%) of the employees of Seller listed on Exhibit N-1, to whom Buyer (directly or through its designated Affiliate(s)) has extended offers of employment, and 8 of the 9 persons named on Exhibit N-2 shall have accepted offers of employment from Buyer (directly or through its designated Affiliate(s)) and shall have, in the case of each such employee, indicated acceptance of such offer by countersigning the offer letter from Buyer (or its designated Affiliate(s)) and returning a countersigned copy to Buyer; provided, however, that an employee will not be considered to have rejected any such offer for purposes of this Section 7.01(i) if (i) the terms of such offer violate the requirements of ARTICLE 6 with respect to such offers, (ii) Buyer subsequently rescinds its offer of employment to such employee or (iii) such employee dies or becomes permanently physically or mentally disabled.

(j) Unwinding of Certain Transactions. Sellers shall have fully reversed and unwound the sale and lease-back transactions with respect to all assets (including water filtration and/or treatment units) purchased by VL Capital, LLC on or about September 14, 2007 and by Basin Finance, LLC on or about September 29, 2005, and such assets shall comprise Acquired Assets.

(k) Governmental Approvals and Third Party Arrangements. Buyer shall have obtained all Governmental Approvals listed in Section 3.15 of the Seller Disclosure Schedule, and Sellers shall have made arrangements to transfer all items listed in Schedule 3.16A as referenced in Section 3.16 of the Seller Disclosure Schedule except with respect to Deposits and Advances that are not Acquired Assets.

(l) Cessation of Manufacture, Supply, and Distribution of npRio Media. As of the Effective Time, none of the Acquired Assets or Assumed Executory Contracts shall require the manufacture, supply and distribution of npRio media, or services relating to the processing of npRio media to remove contaminants and enable the reuse of those products and Seller will have disposed of all npRio media and will have ceased all manufacturing, supply, regeneration, service or other activities related to npRio media.

(m) Environmental Assessment. Buyer shall have received results of a Phase 1 environmental assessment of each facility utilized in the conduct of the Business and subject to a real property lease that is an Assumed Executory Contract, reasonably satisfactory to Buyer and establishing an absence of environmental risk (other than an environmental risk previously disclosed in an environmental report provided to Buyer or its counsel) that could reasonably be expected to result in a Material Adverse Effect.

(n) Closing Deliveries. Sellers shall have delivered to Buyer all of the closing deliveries set forth in Section 2.08 and Section 2.10.

7.02 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to satisfaction of the following conditions, unless waived by Sellers in writing:

(a) Representations and Warranties. The representations and warranties of Buyer contained in this Agreement which are not qualified as to materiality shall be true and accurate in all material respects on and as of the date made and as of the Closing Date as if made at and as of such date and the representations and warranties of Buyer contained in this Agreement which are qualified as to materiality shall be true and accurate on and as of the date made and as of the Closing Date as if made at and as of such date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period).

(b) Performance of Obligations. Buyer (directly or through its designated Affiliate(s)) shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c) Closing Deliveries. Buyer shall have delivered to Sellers all of the closing deliveries set forth in Section 2.09 and Section 2.10.

(d) Bidding Procedures Order. The Bidding Procedures Order, substantially in the form set forth on Exhibit M or otherwise in form and substance reasonably satisfactory to Sellers, shall have been entered by the Bankruptcy Court.

(e) Sale Order. The Sale Order, substantially in the form set forth on Exhibit A or otherwise in form and substance reasonably satisfactory to Sellers, shall have been entered by the Bankruptcy Court and shall be a Final Order and such Order shall not have been stayed, modified, reversed or amended in any manner materially adverse to Sellers.

(f) Litigation. No stay shall exist, and no Order shall have been entered that restrains or prohibits the consummation of the transactions contemplated by this Agreement.

(g) Availability of Funds. Buyer will have, as of the Closing, sufficient cash in immediately available funds to pay the Cash Purchase Price and all costs, fees and expenses to be paid by Buyer that are necessary to consummate the transactions contemplated by the Transaction Documents.

ARTICLE 8

TERMINATION; TERMINATION PAYMENT

8.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by mutual written agreement of Buyer and Sellers;

(b) by either Buyer or Sellers if there shall be in effect a Final Order (other than a Final Order with respect to an Alternative Transaction) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Buyer or Sellers (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants or obligations set forth in this Agreement on the part of Sellers, on the one hand, or Buyer, on the other hand, which breach would give rise to the failure of the conditions set forth in Section 7.01 or Section 7.02, as applicable, and such breach is not cured within fifteen (15) calendar days following written notice to the Party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

(d) by Buyer or Sellers (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have been reasonably determined that a material condition set forth in Section 7.01 or Section 7.02, as applicable, for the benefit of the terminating Party has not been or cannot be fulfilled or satisfied prior to the date that is sixty (60) calendar days following the date of this Agreement and has not been waived by the terminating Party, provided, however that the terminating Party shall not be responsible for the failure of such condition to be satisfied;

(e) by Buyer or Sellers if Sellers (i) designate any Person other than Buyer as the successful bidder of the Auction, seeks or supports Bankruptcy Court approval of an Alternative Transaction, or files a plan under Chapter 11 of the Bankruptcy Code that contemplates the sale or retention of the Acquired Assets in a manner substantially inconsistent with the terms of this Agreement or (ii) execute and deliver an agreement or understanding of any kind with respect to an any of the items described in the foregoing clause (i); provided, however that, in the event Buyer is the Backup Bidder (as such term is defined in the Bid Procedures attached to the Bidding Procedures Order), Buyer may not terminate this Agreement pursuant to this Section 8.01(e) until the later of (i) two (2) Business Days after the closing of the transaction(s) pursuant to which all of the Acquired Assets that were subject to such Backup Bid (as such term is defined in the Bid Procedures attached to the Bidding Procedures Order) have been transferred to one or more Qualified Bidders (as such term is defined in the Bid Procedures attached to the Bidding Procedures Order) pursuant to the Bid Procedures attached to the Bidding Procedures Order, and (ii) eleven (11) calendar days after the date of the Auction.

(f) by Buyer if: (i) the Bidding Procedures Order, substantially in the form set forth on Exhibit M or otherwise in form and substance reasonably satisfactory to Buyer is not entered on or before the date that is twenty (20) calendar days following the commencement of the Bankruptcy Case, or is stayed reversed, amended (in a form not reasonably acceptable to Buyer) or vacated, (ii) the Sale Order, substantially in the form set forth on Exhibit A or otherwise in form and substance reasonably satisfactory to Buyer, has not been entered within fifty (50) calendar days after the commencement of the Bankruptcy Case, or if after such entry, such Sale Order has not, within eleven (11) calendar days after its entry, become a Final Order, or (iii) if, prior to the Closing Date, Sellers’ case is converted to a case under Chapter 7 of the Bankruptcy Code, a trustee or examiner with expanded powers is appointed in the Bankruptcy Case or the Bankruptcy Case is dismissed or if a motion is filed by Sellers seeking any of the foregoing; or

(g) by Buyer (on any day on or after the date that is sixty-five (65) calendar days following the commencement of the Bankruptcy Case) or Sellers (on any day on or after the date that is one hundred and twenty (120) calendar days following the commencement of the Bankruptcy Case) if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Buyer and Sellers in writing), unless the Closing has not occurred due to a material failure of the terminating Party to perform or observe its covenants or obligations as set forth in this Agreement required to be performed or observed by it on or before the Closing Date including (without limitation) the covenants and obligations set forth in Section 5.05.

8.02 Breakup Fee and Expense Reimbursement.

(a) Sellers shall have the obligation to promptly pay Buyer:

(i)(A) the Expense Reimbursement if Buyer terminates this Agreement pursuant to Section 8.01(c) or Section 8.01(d) (other than due to the failure of the condition set forth in Section 7.01(m) to be met) or if either party terminates this Agreement pursuant to Section 8.01(g), provided that the Closing shall not have been consummated by the date that is seventy-five (75) calendar days following the commencement of the Bankruptcy Case, or (B) fifty percent (50%) of the Expense Reimbursement (I) if Buyer terminates this Agreement pursuant to Section 8.01(f), provided that the Sale Order has not been entered within sixty (60) calendar days after the commencement of the Bankruptcy Case, or (II) if Buyer terminates this Agreement due to the failure of the condition set forth in Section 7.01(i) to be met; or

(ii) the Breakup Fee and the Expense Reimbursement if the Buyer or Sellers terminates this Agreement pursuant to Section 8.01(e) (provided that, subject to Section 8.02(b), the Breakup Fee and the Expense Reimbursement shall be payable upon consummation of an Alternative Transaction and satisfied out of the proceeds of such Alternative Transaction).

(b) The Breakup Fee and/or the Expense Reimbursement payable pursuant to this Section 8.02 shall be a super-priority administrative expense claim senior to all other administrative expense claims of Sellers under Section 364(c)(1) of the Bankruptcy Code.

8.03 Effect of Termination or Breach. If this Agreement is terminated in accordance with Section 8.01, all obligations of the Parties hereunder shall terminate, except (i) for this Section 8.03 and (ii) for the provisions of Sections 8.02 (Breakup Fee and Expense Reimbursement), 10.01 (Survival), 10.02 (Expenses), 10.05 (Notices), 10.08 (Submission to Jurisdiction), 10.09 (Governing Law), 10.10 (Binding Nature; Assignment), 10.11 (No Third Party Beneficiaries), 10.12 (No Strict Construction), 10.13 (Public Announcements), 10.14 (Entire Understanding) and 10.16 (Conflict Between Transaction Documents) and each of provisions set forth in (i) and (ii) above shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any Party from Liability for any breach by such Party of its covenants or agreements that survive the Closing in accordance with their respective terms.

ARTICLE 9

POST-CLOSING COVENANTS

9.01 Joint Post-Closing Covenants of Buyer and Sellers. Subject to the occurrence of the Closing, Buyer and Sellers jointly covenant and agree that, from and after the Closing Date, Buyer and Sellers will each use reasonable efforts to cooperate with each other in connection with (a) any Proceeding involving the other Party relating to the preparation of an audit of any Tax Return of Sellers or Buyer (or its designated Affiliate(s)) for all periods prior to or including the Closing Date, (b) any audit of Buyer (or its designated Affiliate(s)) and/or any audit of Sellers with respect to the sales, transfer and similar Taxes imposed by the Laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement and (c) the Bankruptcy Case and all Proceedings related thereto. In furtherance hereof, Buyer and Sellers further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. In connection with the foregoing Section 9.01(c), Buyer shall permit Sellers’ counsel and other advisers reasonable access during regular business hours to the financial and other books and records relating to the Business for all periods preceding the Closing Date to the extent that such books and records are transferred to Buyer at the Closing including the right to copy (or, at Buyer’s election, have Buyer copy) such documents and records as they may request. All costs and expenses incurred in connection with this Section 9.01 referred to herein shall be borne by the Party who is subject to such action or requesting such assistance.

9.02 Limited Power of Attorney; Collections. Subject to the occurrence of the Closing, each Seller hereby irrevocably appoints, effective as of the Closing, Buyer (or its designated Affiliate(s)) and its successors, agents and assigns as Seller’s true and lawful attorney, in Seller’s name, place and stead, with power of substitution, to take any action and to execute any instrument which Buyer may deem necessary or advisable to fulfill Seller’s obligations or rights under, or to accomplish the purposes of, this Agreement, including, without limitations: (a) to demand and receive any and all Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same; (b) to institute, prosecute, defend, compromise and/or settle any and all Proceedings with respect to the Acquired Assets and the Assumed Obligations; (c) to endorse and cash and/or deposit in an account of Buyer any and all checks or drafts received on account of any Receivables; (d) to make any filings required to transfer any Seller Intellectual

Property or any other Acquired Assets; (e) to receive and open all mail, packages and other communications addressed to Sellers and relating to the Business; and (f) in the name of Sellers or otherwise, to collect all Receivables for its own account. The foregoing power of attorney is a special power of attorney coupled with an interest and is irrevocable. Sellers shall hold in trust and promptly deliver to Buyer any cash, checks, Receivables or other property that Sellers may receive after the Closing in respect of any accounts, notes and credit card receivables or other asset constituting part of the Acquired Assets. Buyer shall hold in trust and promptly deliver to Sellers any cash, checks, Receivables or other property that Buyer may receive after the Closing in respect of any accounts, notes and credit card receivables or other asset constituting part of the Excluded Assets.

9.03 Post-Closing Operation of Sellers; Name Changes. Subject to the occurrence of the Closing, from and after the Closing Date, Sellers will cease their operations and will not engage in any competitive business whatsoever, directly or indirectly, except for matters required by the Bankruptcy Court, including collecting Receivables, selling Excluded Assets, notifying customers and suppliers that Sellers are going out of business, minor ministerial matters not related to the Business, or enforcing its rights and performing its obligations under this Agreement. Promptly after the Closing, Sellers shall take all necessary action to change their names to a name bearing no resemblance to the names set forth on the signature pages to this Agreement and will file such documents as are necessary to reflect such name changes in the State of Delaware and the other jurisdictions where Sellers are qualified to do business as a foreign entity. Sellers agree to promptly notify Buyer of such name changes and the names chosen by Sellers. Notwithstanding the foregoing, Sellers may refer to “Basin Water” as a former name for legal and noticing purposes in the Bankruptcy Case and other legal documents, or as otherwise required by applicable Law.

9.04 Transfer of Deposits and Advances. Subject to the occurrence of the Closing, Buyer and Sellers agree that, from and after the Closing Date, all Deposits and Advances that constitute Acquired Assets shall be the sole property of Buyer, and Sellers covenant and agree that (a) all Deposits and Advances that constitute Acquired Assets and interests therein shall be transferred in the name of and to the Buyer, (b) Sellers shall use commercially reasonable efforts to ensure that all Deposits and Advances that constitute Acquired Assets are treated as Buyer’s property, (c) such Deposits and Advances that constitute Acquired Assets shall secure Buyer’s obligations or satisfy Buyer’s conditions, as applicable, under the Assumed Executory Contracts with which such Deposits and Advances that constitute Acquired Assets are associated and (d) any proceeds or return of such Deposits and Advances that constitute Acquired Assets received by Sellers shall be held in trust for Buyer and promptly paid over to Buyer.

9.05 Tax Matters.

(a) Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Sellers a schedule allocating the Purchase Price (and any other items that are required for federal income tax purposes to be treated as part of the purchase price) among the two Sellers and the Acquired Assets in accordance with the requirements of Section 1060 of the IRC (such schedule, the “Purchase Price Allocation”). Sellers may review and provide comments to the Purchase Price Allocation, which comments Buyer shall consider in good faith. Buyer (or its designated Affiliate(s)) and Sellers shall report and file all Tax Returns

(including amended Tax Returns and claims for refund) consistent with the Purchase Price Allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority or any other Proceeding), unless required to by a determination of a Governmental Authority. Buyer and Sellers shall cooperate in the filing of any forms (including Form 8594 under Section 1060 of the IRC) with respect to such Purchase Price Allocation.

(b) Notwithstanding anything in this Agreement to the contrary, Sellers shall be responsible for and shall promptly pay when due all real property Taxes, personal property Taxes and similar ad valorem Taxes (“Property Taxes”) levied with respect to the Acquired Assets attributable to the Pre-Closing Tax Period and Buyer shall be responsible for and shall promptly pay when due all Properties Taxes levied with respect to the Acquired Assets attributable to the Post-Closing Tax Period. All Property Taxes levied with respect to the Acquired Assets for the Straddle Period shall be apportioned between Buyer and Seller based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.04(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 9.04(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

9.06 Non-Assignable Assets. Sellers shall comply with the provisions of Section 2.05(b).

9.07 Renegotiation of Contracts. For a period of thirty (30) days following the Closing Date, Sellers covenant and agree to use commercially reasonable efforts to assist Buyer in negotiating with Third Parties who are parties to the Potential Assumed Executory Contracts to facilitate the execution of new, commercially viable Contracts between such Third Parties and Buyer.

9.08 Attorney Client Privileges. Buyer shall not waive any attorney client privileges that constitute Acquired Assets or use any information subject to the attorney client privilege to the detriment of Sellers or any current or former directors or officers of Sellers.

9.09 Record Retention. Buyer will cause any Books and Records conveyed as a part of the transaction hereunder to be retained for two (2) years after the Closing. During such term, Buyer shall allow Sellers and their representatives reasonable access to inspect or copy such Books and Records, at their expense, during normal business hours solely as required (a) to wind up the Sellers’ affairs, (b) in the defense of any Proceedings against Seller or (c) by applicable Laws. Any Books and Records inspected or copied shall be subject to the provisions of Section 5.08.

ARTICLE 10

MISCELLANEOUS

10.01 Survival. Except only as provided in the second sentence of this Section 10.01, the representations and warranties contained in ARTICLE 3 and ARTICLE 4 of this Agreement and/or in any certificate or other document or instrument executed pursuant hereto (other than the FIRPTA Certificate) shall not survive the Closing and shall, upon the Closing, automatically lapse and cease to be of any further force or effect whatsoever, and neither Sellers nor Buyer nor any of their respective officers, directors, agents, representatives or affiliates shall have any Liability to the other under this Agreement or any document or certificate delivered pursuant to this Agreement at any time after the Closing with respect to such representations and warranties, other than for intentional misrepresentation or fraud. Notwithstanding the foregoing, each of the covenants and obligations of Buyer and Sellers in this Agreement and in the other Transaction Documents shall survive the Closing in accordance with their respective terms.

10.02 Expenses. Except as provided in Section 8.02, each Party hereto shall bear its own costs and expenses, including attorneys’ fees, with respect to the transactions contemplated by this Agreement.

10.03 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument duly executed by both Sellers and Buyer, and only with the approval of the Bankruptcy Court, if required.

10.04 Further Assurances. Buyer and Sellers each agrees (a) to furnish upon request to each other Party such further information, (b) to execute and deliver to each other Party such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in this Agreement, all out-of-pocket costs arising from such acts or things done pursuant to this Section 10.04 shall be paid by the requesting Party.

10.05 Notices. Any notice, request, instruction or other document to be given hereunder by a Party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy, email or other wire transmission (with answer back confirmation of such transmission, and, if sent by email, provided that a copy of such notice, request or instruction or other document be sent by overnight delivery), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

TO SELLERS:	Basin Water, Inc.
9302 Pittsburgh Avenue, Suite 210
Rancho Cucamonga, CA 91730
	Attn:	Scott A. Katzmann
	Fax:	(909) 481-6801
	E-mail:	skatzmann@paramountbio.com

with copies (which shall not constitute notice) to:	Latham & Watkins
12636 High Bluff Drive, Suite 400
San Diego, CA 92130
	Attn:	Faye H. Russell
Divakar Gupta
	Fax:	(858) 523-5450
	E-mail:	faye.russell@lw.com
divakar.gupta@lw.com

TO BUYER:	Amplio Filtration Holdings, Inc. c/o Amplio Partners
21 Arlington Street
London
SW1A 1RN
	Attn:	Andrea Davi
	Fax:	+44 (0) 20 7355 9549
	E-mail:	riccardo.segat@ampliopartners.com
andrea.davi@ampliopartners.com

with copies
(which shall not constitute notice) to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, CA 92130
	Attn:	Jay de Groot
	Fax:	(858) 720-5125
	E-mail:	jdegroot@mofo.com

or to such other individual or address as a Party hereto may designate for itself by notice given as herein provided.

10.06 Waivers. The failure of a Party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by Sellers in the case of a waiver by Sellers, or Buyer, in the case of any waiver by Buyer, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach of other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

10.07 Counterparts and Execution. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

10.08 SUBMISSION TO JURISDICTION. THE PARTIES HERETO HEREBY AGREE THAT ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE FILED AND MAINTAINED ONLY IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT. THE PARTIES WAIVE TRIAL BY JURY IN ANY SUCH ACTION(S) AND CONFIRM THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.09 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without regard to its principles of conflicts of law).

10.10 Binding Nature; Assignment. Subject to approval of the Bankruptcy Court, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without prior written consent of the other Party (which shall not be unreasonably withheld or delayed); except that (a) Buyer may assign any of its rights and obligations hereunder to any Affiliate or Subsidiary of Buyer (whether wholly-owned or otherwise) and, following the Closing, in whole or in part to any successor-in-interest to any Person acquiring all or any portion of the Business or the Acquired Assets; (b) the rights and interests of Sellers hereunder may be assigned to a trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code; (c) this Agreement may be assigned to any entity appointed as a successor to Sellers pursuant to a confirmed plan under Chapter 11 of the Bankruptcy Code; and (d) as otherwise provided in this Agreement. Sellers hereby agree that the terms of this Agreement shall be binding upon any subsequent trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code.

10.11 No Third Party Beneficiaries. This Agreement is solely for the benefit of Buyer (or its designated Affiliate(s)) and Sellers and nothing contained herein, express or implied, is intended to confer on any Person other than the Parties hereto or their successors and permitted assigns, any rights, remedies, obligations, Claims, or causes of action under or by reason of this Agreement.

10.12 No Strict Construction. Buyer and Sellers participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer and Sellers and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

10.13 Public Announcements. Except as required by this Agreement or Law or as required or appropriate in connection with the Bankruptcy Case, neither Sellers nor Buyer shall issue any press release or public announcement concerning this Agreement or the transactions contemplated by this Agreement without obtaining the prior written consent of the other Party hereto relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned. Prior to making any public disclosure required by applicable Law outside of Bankruptcy Court filings, Sellers shall give Buyer a copy of the proposed disclosure and reasonable opportunity to comment on the same and shall use its commercially reasonable efforts to include Buyer’s comments in such public disclosure. For purposes of clarity, the reference to “applicable Law” in the preceding sentence does not include filings in the Bankruptcy Case.

10.14 Entire Understanding. This Agreement, the other Transaction Documents and the Exhibits, Appendices, and Schedules (a) set forth the entire agreement and understanding of the Parties hereto in respect to the transactions contemplated by this Agreement, (b) supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, and (c) are not intended to confer upon any other Person any rights or remedies hereunder, except as expressly set forth in this Agreement.

10.15 Closing Actions. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the Party hereto entitled to the benefit thereof has waived satisfaction or performance thereof as a condition precedent to the Closing).

10.16 Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other Transaction Document, this Agreement shall govern and control. In the event of any conflict between this Agreement and the Sale Order, the Sale Order shall govern.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as of the date first above written.

BUYER:
AMPLIO FILTRATION HOLDINGS, INC.

By:	/s/ Andrea Davi
Name:	Andrea Davi
Title:	President and CEO

SELLERS:
BASIN WATER, INC.

By:	/s/ Scott A. Katzmann
Name:	Scott A. Katzmann
Title:	Chairman of the Board

BASIN WATER-MPT, INC.

By:	/s/ Michael M. Stark
Name:	Michael M. Stark
Title:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

APPENDIX A

“Acquired Assets” has the meaning set forth in Section 2.01(a).

“Acquired Receivables Amount” means the amount of billed Receivables collectable pursuant to the Assumed Executory Contracts or executed and fully performed Contracts which Receivables are actually transferred by Sellers to Buyer at the Effective Time pursuant to the terms of this Agreement without regard to any unbilled Receivables.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the IRC (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which any Seller is or has been a member.

“Agreement” means this Asset Purchase Agreement, including all the Schedules, Exhibits and Appendices hereto, as the same may be amended, modified or waived from time to time in accordance with its terms.

“Alternative Transaction” means any transaction, sale, or plan of reorganization or liquidation (other than a liquidation of a portion of the Business that is immaterial in the aggregate to the Business) accepted by Sellers as being the highest and best offer pursuant to the Bidding Procedures Order, or otherwise, whereby all or a material portion of the Business is purchased by, or otherwise conveyed to, a Person other than Buyer and/or one or more of its Affiliates.

“Assignment and Assumption” has the meaning set forth in Section 2.08(b).

“Assignment Consent” has the meaning set forth in Section 2.05(a).

“Assumed Executory Contracts” has the meaning set forth in Section 2.01(a)(vii).

“Assumed Obligations” has the meaning set forth in Section 2.03.

“Auction” means the auction conducted by Sellers pursuant to the Bidding Procedures Order for substantially all of the Acquired Assets.

“Audited Financial Statements” means the audited balance sheets, and the related statements of operations, changes in stockholders’ equity and cash flows, of Basin Water as of and for the fiscal years ended December 31, 2008, 2007 and 2006, together with the notes thereto.

“Bankruptcy Case” has the meaning set forth in Section 5.04(a).

“Bankruptcy Code” has the meaning set forth in the recitals.

Appendix A-1

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Court Orders” means the Sale Order and the Bidding Procedures Order.

“Bidding Procedures Order” has the meaning set forth in Section 5.04(b).

“Books and Records” has the meaning set forth in Section 2.01(a)(viii).

“Breakup Fee” has the meaning set forth in Section 5.04(b).

“Business” has the meaning set forth in the recitals.

“Business Confidential Information” has the meaning set forth in Section 5.08(b).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the States of Delaware or California.

“Business License Agreement” means (i) any Contract pursuant to which any Person other than Sellers is purportedly authorized to use (or is otherwise purportedly granted any license, covenant not to sue, immunity or other right with respect to) any Intellectual Property Right or Technology owned by Sellers and which Contract is used in, or is otherwise useful or necessary for the conduct of, the Business as currently conducted and/or as planned to be conducted by Sellers, and (ii) any Contract pursuant to which Sellers are purportedly authorized to use (or is otherwise purportedly granted any license, covenant not to sue, immunity or other right with respect to) any Intellectual Property Right or Technology owned by any third Person and which Contract is used in, or is otherwise useful or necessary for the conduct of, the Business as currently conducted and/or as planned to be conducted by Sellers.

“Buyer” has the meaning set forth in the preamble.

“Cash Purchase Price” has the meaning set forth in Section 2.06(a).

“Chapter 5 Claims” has the meaning set forth in Section 2.01(a)(x).

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.07.

“Closing Date” has the meaning set forth in Section 2.07.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

Appendix A-2

“Contract” means any agreement, contract, commitment or other binding arrangement or understanding, whether written or oral, to which any Seller is a party.

“Corporate Non-Disclosure Agreement” means the Confidential Disclosure Agreement, effective as of February 5, 2009, previously executed by Basin Water and an Affiliate of Buyer.

“Deposits and Advances” has the meaning set forth in Section 2.01(a)(vi).

“Dollars” or “$” means dollars of the United States of America.

“Effective Time” means, unless otherwise agreed to by Buyer and Sellers, 11:59 p.m. California time on the Closing Date.

“Employment Agreement” means any oral or written contract, offer letter or agreement entered into by or on behalf of the Sellers or any of their Subsidiaries: (i) with or addressed to any employee, officer, director or consultant of the Sellers or any of their Subsidiaries under which base salary in excess of $75,000 could reasonably be expected to become payable to such Person in any calendar year; and (ii) notwithstanding anything to the contrary contained in the Sale Order, pursuant to which the Sellers or any of their Subsidiaries has any actual or contingent liability or obligation to provide compensation or benefits in consideration for past, present or future services of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations thereunder.

“ERISA Affiliate” means any other Person under common control with any Seller within the meaning of Section 414 (b), (c), (m) or (o) of the IRC.

“Estimated Cure Cost” has the meaning set forth in Section 2.01(c).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Expense Reimbursement” has the meaning set forth in Section 5.04(b).

“Final Cure Costs” has the meaning set forth in Section 2.03(e).

“Final Order” means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

“Financial Statements” means collectively the Audited Financial Statements and the Unaudited Financial Statements.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time and consistently applied and maintained throughout the periods indicated.

Appendix A-3

“General Assignment and Bill of Sale” has the meaning set forth in Section 2.08(a).

“Governmental Approval” means any: (a) Permit, license, certificate, concession, approval, Consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Intellectual Property Rights” means any intellectual property rights, including, without limitation, rights in or arising out of patents, patent applications, copyrights, copyright registrations, applications for copyright registrations, mask works, mask work registrations, applications for mask work registrations, trade secrets, trademarks, service marks, collective marks, certification marks, registrations therefor and applications for registrations therefor, trade names, and trade dress.

“Inventory” has the meaning set forth in Section 2.01(a)(ii).

“IRC” means the United States Internal Revenue Code of 1986, as amended.

“Knowledge of Sellers” means the knowledge of a particular fact or other matter, which Sellers shall be deemed to have if (a) any executive officer of any Seller is actually aware of such fact or other matter; or (b) that knowledge should have been acquired by such executive officer after making such due inquiry, including due inquiry of other Persons who would reasonably be expected to have actual knowledge of the matters in question, as a prudent businessperson would have made in the management of his or her business affairs.

“Law” means any law, statute, regulation, ruling, or Order of, administered or enforced by or on behalf of, any Governmental Authority, or common law.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including any liability for Taxes.

“Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, Liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, right of recovery, Tax (including foreign, federal, state and local Tax), Order of any Governmental Authority, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

Appendix A-4

“Material Adverse Effect” means any event, condition, development or effect that individually or in the aggregate with all other events, changes, conditions, developments and effects, is or is reasonably likely to be materially adverse to (a) the Business, the Acquired Assets or the Assumed Obligations or (b) the ability of Seller to perform its obligations under this Agreement; provided, however, that the commencement of the Bankruptcy Case and the procedures and orders related thereto shall be deemed in and of itself to not constitute and shall not be taken into account in determining whether there has been or will be a Material Adverse Effect unless such procedures or orders in the Bankruptcy Case are directly and materially adverse to Buyer.

“Material Contracts” has the meaning set forth in Section 3.07.

“Minimum Equipment Amount” means Machinery and Equipment comprising water treatment systems described as “New Systems Ready for Deployment” and/or “New Systems Already Placed with Customers–Not Yet Deployed or in Process of Deployment” (as set forth in Exhibit 2.01(a)(iii)) having an aggregate net book value equal to or greater than $10,900,000, net of reserves and as determined in accordance with GAAP.

“Minimum Receivables Amount” means an amount of billed Receivables equal to or greater than $2,500,000, net of reserves and as determined in accordance with GAAP.

“Minimum Inventory Amount” means Inventory having an aggregate book value equal to or greater than $1,100,000, net of reserves and as determined in accordance with GAAP.

“Net Cash Contribution” means, with respect to a given customer Contract, as amended, the sum of: (a) lease revenue from water treatment units or other equipment leased to the customer and (b) revenue from water services to be provided under such Contracts minus the cost of goods sold or services provided to the customers pursuant to such Contract as determined in accordance with GAAP.

“Non-Assignable Asset” has the meaning set forth in Section 2.05(a).

“Order” means any decree, order, injunction, rule, judgment, consent of or by any Governmental Authority.

“Ordinary Course of Business” means the operation of the Business by Sellers in the usual and ordinary course in a manner substantially similar to the manner in which Sellers operated, consistent with past practice prior to the date hereof, subject to any obligations as a debtor under the Bankruptcy Code or any order of the Bankruptcy Court.

“Owned Seller Intellectual Property Assets” means all Seller Intellectual Property Assets that any Seller owns or claims or purports to own. Owned Seller Intellectual Property Assets includes, without limitation, the Registered Seller Intellectual Property.

“Parties” means Buyer and Sellers and “Party” means Buyer or Sellers as the context requires.

Appendix A-5

“Permits” means licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due and payable, and (b) inchoate mechanics’, carriers’, workers’ and repairers’ liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable.

“Person” means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

“Personal Property” has the meaning set forth in Section 2.01(a)(iv).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

“Potential Assumed Executory Contracts” has the meaning set forth in Section 2.01(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Proceeding” means any claim, charge, complaint, dispute, demand, action, investigation, inquiry, audit, suit in equity or at Law, administrative, regulatory or quasi-judicial proceeding, arbitration, account, contribution, and/or other causes of action of whatever kind or character.

“Property Taxes” has the meaning set forth in Section 9.05(b).

“Purchase Price” has the meaning set forth in Section 2.06.

“Purchase Price Allocation” has the meaning set forth in Section 9.05(a).

“Receivables” has the meaning set forth in Section 2.01(a)(i).

“Registered Seller Intellectual Property” means all (a) patents and patent applications, (b) registered trademarks, service marks, collective marks, and certification marks, and applications for registration therefor, (c) copyright registrations and applications for copyright registrations, (d) mask work registrations and applications for mask work registrations and (e) domain names, in each case that are owned by or registered in the name of any Seller.

“Rule” or “Rules” means the Federal Rules of Bankruptcy Procedure.

“Sale Hearing” means the hearing of the Bankruptcy Court to approve this Agreement and the transactions contemplated by this Agreement.

“Sale Motion” has the meaning set forth in Section 5.04(c).

“Sale Order” has the meaning set forth in the recitals.

“Schedules” means the schedules attached hereto (including the Seller Disclosure Schedule).

Appendix A-6

“Seller Claims” has the meaning set forth in Section 2.01(a)(x).

“Seller Disclosure Schedule” has the meaning set forth in the first paragraph of ARTICLE 3.

“Seller Employee Benefit Plan” means each written plan, program, policy, practice, agreement or other arrangement, that is maintained, contributed to, sponsored or provided by any Seller or an ERISA Affiliate for the benefit of any current or former employees or consultants or with respect to which any Seller or an ERISA Affiliate may have any Liability with respect to any current or former employees or consultants providing for compensation, bonus payments, incentive compensation, severance, retention payments, change in control payments, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, stock or stock-related awards, fringe benefits (including health or other medical, dental, vision, life, disability, sabbatical, accidental death and dismemberment or other insurance benefits), or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of Title I of ERISA.

“Seller Intellectual Property Assets” means all Intellectual Property Rights and Technology that are used in, or held for use in, the Business, including any Intellectual Property Rights and Technology incorporated into or otherwise used in connection with any Seller Products.

“Seller Products” means all products, equipment and services manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided (or planned to be manufactured, made, designed, maintained, supported, developed, sold, licensed, marketed, or otherwise distributed or provided) by or for Sellers (including all versions and releases thereof, whether already distributed or provided, under development, planned or otherwise), together with any related materials, information or data, including customer information, the names, numbers (e.g., part numbers) and packaging associated with such products and services.

“Sellers” has the meaning set forth in the preamble.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the

Appendix A-7

gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Tax” and, with correlative meaning, “Taxes” mean with respect to any Person (a) all federal, state, local, county, foreign and other taxes, assessments or other government charges, fees, imposts or levies, including any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, backup withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, real property, personal property, inventory, unclaimed property, environmental or windfall profit tax, custom duty or other tax, or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, fine, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, (b) Liability for the payment of any amounts of the type described in clause (a) above relating to any other Person as a result of being party to any tax sharing, tax indemnity or tax allocation agreement with such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person, or (c) Liability for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Return” means any written or electronic report, return, declaration, certificate, claim for refund or other information or statement filed or required to be filed relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Technology” means any algorithms, confidential or proprietary information or data, designs, discoveries, domain names, formulae, ideas, inventions, know-how, logos, methods, models, names, processes, research, software, techniques, technology, works of authorship, and general intangibles of like nature, whether patentable or unpatentable and whether or not reduced to practice.

“Third Party” means any Person other than Sellers, Buyer or any of their respective Affiliates.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.09(b).

“Transferred Contractors” has the meaning set forth in Section 6.01.

“Transferred Employees” has the meaning set forth in Section 6.01.

“Transition Services Agreement” has the meaning set forth in Section 2.08(e).

Appendix A-8

“Unaudited Financial Statements” means the unaudited balance sheet, and the related unaudited income statement and statement of cash flows, of Basin Water as of and for the three-month period ended March 31, 2009.

Appendix A-9